Exhibit 10.19

BEIGENE, LTD.

SENIOR EXECUTIVE CASH INCENTIVE BONUS PLAN

1.                                      Purpose

This Senior Executive Cash Incentive Bonus Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate senior executives of BeiGene, Ltd. and its subsidiaries (together, the “Company”) toward even higher achievement and business results, to tie their goals and interests to those of the Company and its shareholders and to enable the Company to attract and retain highly qualified executives.  The Incentive Plan is for the benefit of Covered Executives (as defined below).

2.                                      Covered Executives

From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select key executives (the “Covered Executives”) to be eligible to receive bonuses under the Incentive Plan.  Participation in the Incentive Plan does not change the “at will” nature of a Covered Executive’s employment with the Company.

3.                                      Administration

The Compensation Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan.

4.                                      Bonus Determinations

(a)                                 Corporate Performance Goals.  A Covered Executive may receive a bonus payment under the Incentive Plan based upon the attainment of one or more performance objectives established by the Compensation Committee and relating to financial,  operational and other metrics with respect to the Company or any of its subsidiaries (the “Corporate Performance Goals”), including, but not limited to, the following:  achievement of milestones (including, but not limited to, clinical, regulatory and commercial milestones); cash flow (including, but not limited to, operating cash flow and free cash flow); revenue; corporate revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Company’s ordinary shares; economic value-added; acquisitions or strategic transactions; operating income (loss); return on capital, assets, equity or investment; shareholder returns; return on sales; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of the Company’s ordinary shares; sales or market share; number of customers, number of new customers or customer references; operating income and/or net annual recurring revenue; employee satisfaction, employee turnover or other employee based metrics, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole or applicable market indices and (E) measured on a pre-tax or post-tax basis (if applicable).

Further, any Corporate Performance Goals may relate to performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets.  The Corporate Performance Goals may differ from Covered Executive to Covered Executive.

(b)                                 Calculation of Corporate Performance Goals.  At the beginning of each performance period, the Compensation Committee will determine whether to include or exclude any significant element(s) in the calculation of a Corporate Performance Goal for a Covered Executive.  In all other respects, Corporate Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or a methodology established by the Compensation Committee at the beginning of the performance period and consistently applied in the relevant performance period.

(c)                                  Target; Minimum; Maximum.  Each Corporate Performance Goal shall have a “target” (100 percent attainment of the Corporate Performance Goal) and may also have a “minimum” hurdle, a “maximum” amount or both.

(d)                                 Bonus Requirements; Individual Goals.  Except as otherwise set forth in this Section 4(d):  (i) any bonuses paid to Covered Executives under the Incentive Plan shall be based upon objectively determinable bonus formulas that tie bonuses to one or more performance targets relating to the Corporate Performance Goals, (ii) bonus formulas for Covered Executives shall be adopted in each performance period by the Compensation Committee and communicated to each Covered Executive at the beginning of that period and (iii) no bonuses shall be paid to Covered Executives unless and until the Compensation Committee determines whether the performance targets relating to the Corporate Performance Goals have been attained.  Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the Incentive Plan based on achievement of one or more individual performance objectives or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Incentive Plan based on individual performance goals or such other terms and conditions as the Compensation Committee may in its discretion determine.

(e)                                  Individual Target Bonuses.  The Compensation Committee shall establish a target bonus opportunity for each Covered Executive for each performance period.  For each Covered Executive, the Compensation Committee shall have the authority to apportion the target award so that a portion of the target award shall be tied to attainment of Corporate Performance Goals and a portion to attainment of individual performance objectives.

(f)                                   Employment Requirement.  Subject to any additional terms in a written agreement between the Covered Executive and the Company, the payment of a bonus to a Covered Executive for a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the bonus payment date.  If a Covered Executive was not employed for an entire performance period, the Compensation Committee may pro rate the bonus based on the number of days employed during that period.

5.                                      Timing of Payment

(a)                                 With respect to Corporate Performance Goals established and measured on a basis more frequently than annually (e.g., quarterly or semi-annually), the Corporate Performance Goals will be measured at the end of each performance period after the Company’s financial reports for that period(s) have been published.  If the Corporate Performance Goals and individual goals for that period are met, payments will be made as soon as practicable following the end of that period, but not later than 74 days after the end of the fiscal year in which such performance period ends.

(b)                                 With respect to Corporate Performance Goals established and measured on an annual or multi-year basis, Corporate Performance Goals will be measured as of the end of each performance period (e.g., the end of each fiscal year) after the Company’s financial reports for that period have been published.  If the Corporate Performance Goals and individual goals for that period are met, bonus payments will be made as soon as practicable, but not later than 74 days after the end of the period.

(c)                                  For the avoidance of doubt, bonuses earned at any time in a fiscal year must be paid no later than 74 days after the last day of that fiscal year.

6.                                      Amendment and Termination

The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion.

ADOPTED:  January 14, 2016

EFFECTIVE: Upon the Effectiveness of the Registration Statement